Exhibit 10.28

January 16, 2007

Private and Confidential

Louisiana-Pacific Canada Ltd.
c/o Louisiana-Pacific Corporation
Suite 2000, 414 Union Street
Nashville, TN  37219
USA

Attention:              Curt Stevens, Executive Vice President and C.F.O.

Dear Mr. Stevens:

We are pleased to offer the credit facility described below (the “Credit Facility”), subject to the following terms and conditions.  This agreement supersedes and cancels our letter agreement dated June 14, 2006 (the “Cancelled Credit Facility”).  Any amount owing by the Borrower to Bank under the Cancelled Credit Facility is deemed to be a Borrowing under the Credit Facility.

DEFINITIONS AND SCHEDULES

The attached schedules are incorporated into this agreement by reference.  Schedule “A” contains definitions of capitalized terms used and not otherwise defined in this agreement.  Unless otherwise provided, all dollar amounts are in Canadian currency and accounting terms are to be interpreted in accordance with GAAP.

BORROWER

Louisiana-Pacific Canada Ltd. (the “Borrower”)

LENDER

Royal Bank of Canada (the “Bank”)

CREDIT FACILITY

Revolving demand facility in the amount of C$50 million, by way of:

(a)           RBP based loans (“RBP Loans”);

(b)                                 Bankers’ Acceptances (“BAs”);

(c)                                  Libor based loans in US dollars (“Libor Loans”); and

(d)                                 Overdrafts.

Each use of the Credit Facility is a “Borrowing” and all such usages outstanding at any time are “Borrowings”.  Schedule “B” contains notice provisions applicable to Borrowings that must be complied with.  Schedule “C” contains terms and conditions applicable to Borrowings made otherwise than by way of RBP Loans which must be complied with.

TERMS OF OTHER FACILITIES

The Credit Facility is in addition to the credit facilities provided for in the Credit Agreement.

PURPOSE

Finance general operating requirements.

AVAILABILITY

The Borrower may borrow, convert, repay and reborrow up to the amount of this revolving facility, provided that this facility is made available at the sole discretion of the Bank and the Bank may cancel or restrict availability of any unutilized portion of the Credit Facility at any time and from time to time without notice or demand.

REPAYMENT

Borrowings under the Credit Facility are expected to revolve with operating requirements.

Notwithstanding compliance with the covenants and all other terms and conditions of this agreement, and regardless of the maturities of any outstanding instruments or contracts, Borrowings under this facility are repayable on demand and the Bank may terminate the Credit Facility at any time, without notice or demand.

Upon demand or termination, the Borrower shall pay to the Bank all Borrowings outstanding under the Credit Facility including, without limitation, an amount equal to the aggregate of the face amounts of all BAs which are unmatured or unexpired, which amount shall be held by the Bank as security for the Borrower’s obligations to the Bank in respect of those BAs.

INTEREST RATES AND FEES

The Borrower shall pay interest and fees as provided in the definition of “Applicable Percentage” in Schedule “A”

CALCULATION AND PAYMENT OF INTEREST AND FEES

RBP Loans

The Borrower shall pay interest on each RBP Loan, monthly in arrears, on the first day of each month.  Such interest will be calculated monthly and will accrue daily on the basis of the actual number of days elapsed and a year of 365 days.

BAs

The Borrower shall pay an Acceptance Fee in advance of the date of issue of each BA at the Applicable Percentage.  Acceptance Fees shall be calculated on the face amount of the BA issued and based upon the number of days in the term thereof and a year of 365 days.

Libor Loans

The borrower shall pay interest on each Libor Loan on the last day of each Libor Interest Period, calculated in US dollars.  Such interest will accrue daily on the basis of the actual number of days elapsed and a year of 360 days.

Overdrafts

The Borrower shall pay interest on Overdrafts at the rate of RBP, monthly in arrears on the first day of each month.  Such interest will be calculated monthly and will accrue daily on the basis of the actual number of days elapsed and a year of 365 days.

Limit on Interest

The Borrower shall not be obligated to pay any interest, fees or costs under or in connection with this agreement in excess of what is permitted by law.

Overdue Payments

Any amount that is not paid when due hereunder shall, unless interest is otherwise payable in respect thereof in accordance with the terms of this agreement or the instrument or contract governing same, bear interest until paid at the rate of RBP.

Equivalent Yearly Rates

The annual rates of interest or fees to which the rates calculated in accordance with this agreement are equivalent, are the rates so calculated multiplied by the actual number of days in the calendar year in which such calculation is made and divided by 365, or in the case of Libor Loans, divided by 360.

Time and Place of Payment

Amounts payable by the Borrower hereunder shall be paid at the Branch of Account in the applicable currency. Amounts due on a day other than a Business Day shall be deemed to be due on the Business Day next following such day.  Interest and fees payable under this agreement are payable both before and after any or all of default, maturity date, demand and judgement.

EXCHANGE RATE FLUCTUATIONS

If, for any reason, the amount of Borrowings outstanding under any facility, when converted to the Equivalent Amount in Canadian currency, exceeds the amount available under such facility, the Borrower shall immediately repay such excess or shall secure such excess to the satisfaction of the Bank.

INCREASED COSTS

The Borrower shall reimburse the Bank for any additional cost or reduction in income arising as a result of (i) the imposition of, or increase in, taxes on payments due to the Bank hereunder (other than taxes on the overall net income of the Bank), (ii) the imposition of, or increase in, any reserve or other similar requirement, (iii) the imposition of, or change in, any other condition affecting the Credit Facility imposed by any applicable law or the interpretation thereof.

EVIDENCE OF INDEBTEDNESS

The Bank shall open and maintain at the Branch of Account accounts and records evidencing the Borrowings made available to the Borrower by the Bank under this agreement.  The Bank shall record the principal amount of each Borrowing, the payment of principal and interest and all other amounts becoming due to the Bank under this agreement.

The Bank’s accounts and records constitute, in the absence of manifest error, conclusive evidence of the indebtedness of the Borrower to the Bank pursuant to this agreement.

The Borrower authorizes and directs the Bank to automatically debit, by mechanical, electronic or manual means, any bank account of the Borrower for all amounts payable by the Borrower to the Bank pursuant to this agreement.

CONDITIONS PRECEDENT

The availability of any Borrowing is conditional upon the receipt of:

(a)           a duly executed copy of this agreement;

(b)                                 the Guarantee duly executed by the Guarantor, together with such resolutions and certificates of the Guarantor as the Bank may reasonably require and an opinion of counsel to the Guarantor in form and substance satisfactory to the Bank; and

(c)                                  an amended and restated subordination agreement in the form of the subordination agreement dated for reference April 5, 2004 among the Bank, the Borrower, the Guarantor, 3047525 Nova Scotia Company and Louisiana-Pacific Limited Partnership.

SECURITY

Security for the Borrowings and all other obligations of the Borrower to the Bank under this agreement  shall include the Guarantee.

REPRESENTATIONS AND WARRANTIES

Each of the Borrower and Guarantor represents and warrants to the Bank as set out in Section 2 of the Credit Agreement, all of which representations and warranties shall survive all Borrowings and shall be deemed to be repeated at the time of each Borrowing under this Agreement, and no investigation at any time made by or on behalf of the Bank shall diminish in any respect its right to rely on those representations and remedies.

REPORTING COVENANTS

The Borrower and the Guarantor covenant and agree with the Bank, while this agreement is in effect:

(a)           to provide the Bank with quarterly and annual unaudited financial statements and such other financial and operating statements and reports as and when the Bank may reasonably require; and

(b)           to immediately advise the Bank of any change in the Debt Rating.

GENERAL COVENANTS

Each of the Borrower and Guarantor covenants and agrees with the Bank, while this agreement is in effect to observe and perform the Positive and Negative Covenants set out in Section 6.1 and Section 6.2 of the Credit Agreement.

Nothing contained in the covenant provisions of the Credit Agreement referred to above shall limit any right of the Bank under this agreement to terminate or demand payment of, or cancel or restrict availability of any unutilized portion of the Credit Facility.

SUCCESSORS AND ASSIGNS

This agreement shall be binding upon and enure to the benefit of the parties and their respective successors and permitted assigns.

The Bank may assign all or part of its rights and obligations under this agreement to any Person.  The rights and obligations of the Borrower under this agreement may not be assigned without the prior written consent of the Bank.

The Bank may disclose to potential or actual assignees confidential information regarding the Borrower (including, any such information provided by the Borrower to the Bank) and shall not be liable for any such disclosure.

GENERAL

Expenses

The Borrower agrees to pay all fees (including legal fees), costs and expenses incurred by the Bank in connection with the preparation, negotiation and documentation of this agreement and the security provided for herein and the operation or enforcement of this agreement and the security provided for herein.

Review

The Bank may conduct periodic reviews of the affairs of the Borrower, as and when determined by the Bank, for the purpose of evaluating the financial condition of the Borrower.  The Borrower shall make available to the Bank such financial statements and other information and documentation as the Bank may reasonably require and shall do all things reasonably necessary to facilitate such review by the Bank.

Set Off

The Bank is authorized, but not obligated, at any time, to apply any credit balance, whether or not then due, to which the Borrower is entitled on any account in any currency at any branch or office of the Bank in or towards satisfaction of the obligations of the Borrower due to the Bank under this agreement.  The Bank is authorized to use any such credit balance to buy such other currencies as may be necessary to effect such application.

Non-Merger

The provisions of this agreement shall not merge with any security provided to the Bank, but shall continue in full force for the benefit of the parties hereto.

Amendments and Waivers

No amendment or waiver of any provision of this agreement will be effective unless it is in writing signed by the Borrower and the Bank.  No failure or delay, on the part of the Bank, in exercising any right or power hereunder or under any security document shall operate as a waiver thereof.  The Guarantor agrees that the amendment or waiver of any provision of this agreement (other than agreements, covenants or representations expressly made by the Guarantor herein, if any) may be made without and does not require the consent or agreement of, or notice to, the Guarantor.

Severability

If any provision of this agreement is or becomes prohibited or unenforceable in any jurisdiction, such prohibition or unenforceability shall not invalidate or render unenforceable the provision concerned in any other jurisdiction nor invalidate, affect or impair any of the remaining provisions of this agreement.

Judgement Currency

If for the purpose of obtaining judgement in any court in any jurisdiction with respect to this agreement, it is necessary to convert into the currency of such jurisdiction (the “Judgement Currency”) any amount due hereunder in any currency other than the Judgement Currency, then conversion shall be made at the rate of exchange prevailing on the Business Day before the day on which judgement is given.  For this purpose “rate of exchange” means the rate at which the Bank would, on the relevant date, be prepared to sell a similar amount of such currency in the Toronto foreign exchange market, against the Judgement Currency, in accordance with normal banking procedures.

In the event that there is a change in the rate of exchange prevailing between the Business Day before the day on which judgement is given and the date of payment of the amount due, the Borrower will, on the date of payment, pay such additional amounts as may be necessary to ensure that the amount paid on such date is the amount in the Judgement Currency which, when converted at the rate of exchange prevailing on the date of payment, is the amount then due under this agreement in such other currency together with interest at RBP and expenses (including legal fees on a solicitor and client basis).  Any additional amount due from the Borrower under this section will be due as a separate debt and shall not be affected by judgement being obtained for any other sums due under or in respect of this agreement.

Governing Law

This agreement shall be construed in accordance with and governed by the laws of the Province of British Columbia and of Canada applicable therein.

Whole Agreement

This agreement, the security and any other written agreement delivered pursuant to or referred to in this agreement constitute the whole and entire agreement between the parties in respect of the Credit Facility.  There are no verbal agreements, undertakings or representations in connection with the Credit Facility.

Time

Time shall be of the essence in all provisions of this agreement.

Acceptance

This offer is open for acceptance until January 31, 2007 after which date it will be null and void, unless extended in writing by the Bank.

Please confirm your acceptance of this agreement by signing the attached copy of this letter in the space provided below and returning it to the undersigned.

Yours truly,

ROYAL BANK OF CANADA

We acknowledge and accept the foregoing terms and conditions as of January    , 2007.

LOUISIANA-PACIFIC CANADA LTD.

By:
Name:
Title:

By:
Name:
Title:

I/We have authority to bind the Corporation.

We acknowledge and confirm our agreement with the foregoing terms and conditions, as Guarantor, as of January    , 2007

LOUISIANA-PACIFIC CANADA LTD.

By:
Name:
Title:

By:
Name:
Title:

I/We have authority to bind the Corporation.

Schedule “A” to the agreement dated January 16, 2007 between Louisiana-Pacific Canada Ltd., as Borrower, and Royal Bank of Canada, as the Bank.

DEFINITIONS

For the purpose of this agreement, the following terms and phrases shall have the following meanings:

“Acceptance Fee” means the fee to be paid by the Borrower in consideration for the Bank accepting a Bankers’ Acceptance;

“Applicable Laws” means, with respect to any Person, property, transaction or event, all present or future Applicable Laws, statutes, regulations, rules, orders, codes, treaties, conventions, judgements, awards, determinations and decrees of any governmental, regulatory, fiscal or monetary body or court of competent jurisdiction in any applicable jurisdiction;

“Applicable Percentage” means the rate per annum set forth below opposite the applicable level then in effect based on the Guarantor’s then current Debt Rating, it being understood that the Applicable Percentage for (a) RBP Loans shall be the percentage set forth under the column “Royal Bank Prime or RBP Loans”, and for (b) BA’s or Libor Loans shall be the percentage set forth under the column “BA’s and Libor Loans”:

Applicable Percentage for:

Tier	Debt Rating	Royal Bank Prime or RBP Loans	BA’s or Libor Loans
I	>=Baa1/BBB+	0.000%	0.525%
II	Baa2/BBB	0.000%	0.625%
III	Baa3/BBB-	0.000%	0.850%
IV	Ba1/BB+	0.000%	1.050%
V	Ba2/BB	0.250%	1.250%
VI	<=Ba3/BB-	0.450%	1.450%

Any change in the Applicable Percentage due a change in the Debt Rating shall be effective on the effective date of such change in the Debt Rating.  In respect of BAs, the adjustment to the Applicable Percentage will only apply to BAs issued or renewed after the effective date of any change.

“BA Discount Rate” means with respect to an issue of Bankers’ Acceptances with the same maturity date, the average B/A discount rate for the appropriate term as quoted on Reuters Screen CDOR Page determined at or about 10:00 a.m. (Toronto time) on the first day of the applicable Bankers’ Acceptance term;

“Bankers’ Acceptances” or “BA’s” means, as applicable, bills of exchange within the meaning of the Bills of Exchange Act (Canada) denominated in Canadian currency or U.S. currency drawn and accepted by the Borrower, and includes a depository bill issued in accordance with the Depository Bills and Notes Act (Canada):

“Branch of Account” means the branch of the Bank at which the Borrower’s accounts are maintained.  As at the date of this agreement, the “Branch of Account” is the Bank’s branch at 1025 West Georgia Street, Vancouver, British Columbia, V6E 3N9;

“Business Day” means a day, excluding Saturday, Sunday and any other day which shall be a legal holiday or a day on which banking institutions are closed in the province of the Branch of Account;

“Credit Agreement” means the agreement entitled “Third Amended and Restated Credit Agreement”, dated for reference December 20, 2004, among the Borrower, the Guarantor and the Bank, as that agreement may be amended, supplemented or replaced from time to time;

“Debt Rating” means the debt rating for the Guarantor’s senior, unsecured, non-credit enhanced long-term indebtedness for money borrowed as determined by the Rating Agencies;

“Equivalent Amount” means, with respect to an amount of any currency, the amount of any other currency required to purchase that amount of the first mentioned currency through the Bank in Toronto, in accordance with normal banking procedures;

“GAAP” means, generally accepted accounting principles in effect from time to time in Canada applied in a consistent manner from period to period;

“Guarantee” means the document entitled “Guarantee and Subordination Agreement” dated for reference January 12, 2007;

“Guarantor” means Louisiana-Pacific Corporation, a Delaware corporation, its successors and assigns;

“LIBOR Loan” means any advance, renewal or conversion under a Credit Facility requested by the Borrower in or to LIBOR Funds and advanced, renewed or made in LIBOR Funds by the Bank;

“LIBOR Funds” means U.S. Funds for which London Interbank Offered Rates are quoted by leading banks in the London, England interbank market;

“LIBOR Interest Period” means, with respect to a LIBOR Loan, that period selected by the Borrower for a LIBOR Loan to be outstanding (if the Borrower fails to select a period such LIBOR Loan will be converted to an RBP Loan) which period shall be for not less than 30 days and no more than 360 days;

“LIBOR Maturity Date” means the last day of a LIBOR Interest Period;

“London Interbank Offered Rate” or “LIBOR” means the rate of interest per annum determined by the Bank with reference to Reuters page LIBOR 01 (at or about 11:00 a.m. local time at London, England) provided that if the Reuters page LIBOR 01 is unavailable then the London Interbank Offered Rate shall be the rate of interest per annum appearing on page 3750 of the Telerate screen as of 11:00 a.m. local time at London, England two Banking Days prior to

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drawdown for the interest period selected, provided that if the Telerate page 3750 is unavailable, then the London Interbank Offered Rate shall be determined by the Bank as the rate at which deposits are offered by it to prime banks in the London interbank market at or about 11:00 a.m. local time at London, England;

“Overdrafts” means advances of credit by way of debit balances in the Borrower’s current account No. 00010-1044627 not exceeding $50,000,000 in the aggregate at any time and all such advances shall be considered RBP Loans;

“Person” includes an individual, a partnership, a joint venture, a trust, an unincorporated organization, a company, a corporation, an association, a government or any department or agency thereof, and any other incorporated or unincorporated entity;

“Rating Agencies” means Moody’s Investors Services, Inc. (“Moody’s”) and Standard Poor’s Rating Services (“S&P”), a division of McGraw-Hill Companies, Inc. and “Rating Agency” means either of them as the context requires;

“RBP” and “Royal Bank Prime” each means the annual rate of interest announced by the Bank from time to time as being a reference rate then in effect for determining interest rates on commercial loans made in Canadian currency in Canada;

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Schedule “B” to the agreement dated January 16, 2007 between Louisiana-Pacific Canada Ltd., as Borrower, and Royal Bank of Canada, as the Bank.

NOTICE REQUIREMENTS

Amount	Prior Notice
BA’s	By 10:00 a.m. PST on the prior day to Borrowing
Libor Loans	By 10:00 a.m. PST on two days prior to Borrowing

Schedule “C” to the agreement dated January 16, 2007 between Louisiana-Pacific Canada Ltd., as Borrower, and Royal Bank of Canada, as the Bank.

BORROWING CONDITIONS

Borrowings made otherwise than by way of RBP Loans or Overdrafts will be subject to the following terms and conditions:

BAs:

(a)                                  BAs shall be issued and mature on a Business Day, shall be issued in minimum face amounts of $100,000 and shall aggregate immediately following availment on any day at least $500,000 and shall be for terms of one, two, three or six months (excluding in each case days of grace);

(b)                                 the Bank may, in its sole discretion, refuse to accept the Borrower’s drafts or limit the amount of any BA issue at any time;

(c)                                  notwithstanding any other provision of this agreement, the Borrower shall indemnify the Bank against any loss, cost or expense incurred by the Bank if any BA is repaid, prepaid, converted or cancelled other than on the maturity date of such BA;

(d)                                 prior to the issue of any BA the Borrower shall execute the Bank’s standard form of undertaking and agreement in respect of BAs. If there is any inconsistency at any time between the terms of this agreement and the terms of the Bank’s standard form of undertaking and agreement, the terms of this agreement shall govern;

(e)                                  in order to facilitate issues of BAs pursuant to this agreement, the Borrower authorizes the Bank, and for this purpose appoints the Bank its lawful attorney to complete, sign and endorse BAs issued in accordance with this agreement on its behalf in handwritten or by facsimile or mechanical signature or otherwise and once so completed, signed and endorsed, and following acceptance of them under this agreement, then purchase, discount or negotiate such BAs. BAs so completed, signed, endorsed and negotiated on behalf of the Borrower by the Bank shall bind the Borrower as fully and effectively as if so performed by an authorized officer of the Borrower.

Libor Loans:

(a)                                  Libor Loans shall be issued and mature on a Business Day and shall be made in minimum amounts of $1,000,000 in US currency and for terms of not less than 30 days and not more than 360 days;

(b)                                 if the Borrower fails to select and to notify the Bank of the Libor Interest Period applicable to any Libor Loan, the Libor Loan shall be converted into an RBP Loan;

(c)                                  if the Bank so requests, the Borrower shall enter into a Hedge Contract to hedge the principal and interest of each Libor Loan against the risk of currency and exchange rate fluctuations. “Hedge Contract” means any rate swap, rate cap, rate floor, rate collar, currency exchange transaction, forward rate agreement or other exchange, hedging or rate protection transaction, or any combination of such transactions or agreements or any option with respect to any such transaction now existing or hereafter entered into between the Borrower and the Bank;

(d)                                 the Borrower shall indemnify and hold the Bank harmless against any loss, cost or expense (including without limitation, any loss incurred by the Bank in liquidating or redeploying deposits acquired to fund or maintain any Libor Loan) incurred by the Bank as a result of:

(i)                                     repayments, prepayments, conversions, rollovers or cancellations of a Libor Loan other than on the last day of the Libor Interest Period applicable to such Libor Loan, or

(ii)                                  failure to draw down a Libor Loan on the first day of the Libor Interest Period selected by the Borrower; and

(e)                                  if the Bank determines, which determination is final, conclusive and binding upon the Borrower, that:

(i)                                     adequate and fair means do not exist for ascertaining the rate of interest on a Libor Loan,

(ii)                                  the making or the continuance of a Libor Loan has become impracticable by reason of circumstances which materially and adversely affect the London Interbank Market,

(iii)                               deposits in US currency are not available to the Bank in the London Interbank Market in sufficient amounts in the ordinary course of business for the applicable Libor Interest Period to make or maintain a Libor Loan during such Libor Interest Period, or

(iv)                              the cost to the Bank of making or maintaining a Libor Loan does not accurately reflect the effective cost to the Bank thereof or the costs to the Bank are increased or the income receivable by the Bank is reduced in respect of a Libor Loan, then the Bank shall promptly notify the Borrower of such determination and the Borrower shall, prior to the next Interest Determination Date, notify the Bank as to the basis of Borrowing it has selected in substitution for such Libor Loan.  If the Borrower does not so notify the Bank, such Libor Loan will automatically be converted into an RBP Loan on the expiry of the then current Libor Interest Period.

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